Prospectus Supplement No. 3	Filed pursuant to Rule 424(b)(3)
(To Prospectus dated June 3, 2022)	Registration Statement No. 333-265347

VACASA, INC.
This prospectus supplement updates, amends and supplements the prospectus dated June 3, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-265347). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.
This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in Item 5.02 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 14, 2022 (the "Report"), which is set forth below. No other information contained in the Report is intended to update, amend or supplement, and such information is not deemed to be a part of, the Prospectus.
This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.
Vacasa, Inc.’s Class A common stock is listed on the Nasdaq Global Select Market under the symbol “VCSA.” On October 13, 2022, the closing price of our Class A common stock was $3.45.
INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THE PROSPECTUS.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 14, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 14, 2022
___________________________________
Vacasa, Inc.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation or organization)	001-41130 (Commission File Number)	87-1995316 (I.R.S. Employer Identification No.)
850 NW 13th Avenue Portland, OR 97209
(Address of principal executive offices) (Zip Code)
(503) 345-9399
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value $0.00001 per share	VCSA	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 14, 2022, the Board of Directors (the “Board”) of Vacasa, Inc. (the “Company”) appointed Craig Smith, currently the Company’s Chief Operating Officer, to the position of Chief Commercial Officer, effective immediately. Mr. Smith will no longer serve as the Company’s Chief Operating Officer, effective immediately.

Mr. Smith, age 47, joined Vacasa Holdings LLC (“Vacasa Holdings”) as its Chief Operating Officer in April 2021 and has served as the Company’s Chief Operating Officer since August 2021. Mr. Smith previously served as a director of Angi Inc. (“Angi”) from November 2018 through December 2020 and as President and Chief Operating Officer from September 2017 through December 2020. Previously, Mr. Smith served as President and Chief Operating Officer of HomeAdvisor (US) (“HomeAdvisor”) from July 2000 through its 2017 merger with Angi. Prior to joining HomeAdvisor, Mr. Smith worked as an investment analyst for the El Pomar Foundation from June 1997 to July 2000. Mr. Smith holds a BS in Finance from the University of Colorado at Colorado Springs.

Item 7.01.    Regulation FD Disclosure.

On October 14, 2022, the Board appointed John Banczak, currently the Company’s Chief Strategy Officer, to the position of Chief Operating Officer, effective immediately, to oversee the field and central operations teams. Additionally, Michael Xenakis, currently the Company’s Chief Product Officer, will be departing the Company at the end of October and Michael Dodson, currently the Company’s Chief Revenue Officer, will be departing from the Company in early November. Rob Greyber, the Company’s Chief Executive Officer, will assume the role of interim Chief Product Officer. Craig Smith will assume Michael Dodson's responsibilities following his departure.

The information contained or incorporated in this Item 7.01 is being furnished, and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VACASA, INC.

By:	/s/ Lisa Jurinka
Name:	Lisa Jurinka
Title:	Chief Legal Officer and Secretary

Date:    October 14, 2022